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Exhibit 5.1

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005-1413

March 17, 2006

NBTY, Inc.
90 Orville Drive
Bohemia, New York 11716

Ladies and Gentlemen:

        We have acted as special counsel to NBTY, Inc., a Delaware corporation (the "Company"), and each of the Guarantors listed in Schedule 1 to the Registration Rights Agreement referred to below (the "Guarantors", and together with the Company, the "Issuers") in connection with filing of a registration statement under the Securities Act of 1933, as amended, (the "Act") on Form S-4 with the Securities and Exchange Commission (the "Registration Statement"), of up to $200,000,000 in aggregate principal amount of 7 1/8% Senior Subordinated Notes due 2015 (the "Exchange Notes") of the Company, and the related guarantees of the Exchange Notes (the "Exchange Guarantees") by the Guarantors, to be issued in exchange for an equal aggregate principal amount of the Company's outstanding 7 1/8% Senior Subordinated Notes due 2015 (the "Outstanding Notes") and the related guarantees issued on September 23, 2005, pursuant to (i) the Indenture, dated as of September 23, 2005 (the "Indenture"), among the Issuers and The Bank of New York, as trustee (the "Trustee") and (ii) the Registration Rights Agreement, dated as of September 23, 2005 (the "Registration Rights Agreement"), among the Issuers and J.P. Morgan Securities Inc., Adams Harkness, Inc., BNP Paribas Securities Corp., HSBC Securities (USA) Inc. and RBC Capital Markets Corporation, as the initial purchasers of the Outstanding Notes.

        In rendering the opinions expressed below, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

        In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies, the authenticity of the originals of such documents, and the due organization of all parties. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Issuers and public officials, statements contained in the Registration Statement and other documents as we have deemed necessary as a basis for such opinions.

        In rendering our opinions herein, we have assumed, without independent investigation, except with respect to the Company, each Guarantor that is a Delaware corporation or limited liability company (the "Delaware Guarantors") and each Guarantor that is a New York corporation or limited liability company (the "New York Guarantors"), the due authorization, execution and delivery of the documents and agreements we have reviewed by each of the parties thereto.

        Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

          1.     The Exchange Notes have been duly authorized by all necessary corporate action by the Company and when executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and when exchanged by the holders thereof for the Outstanding Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, the Exchange Notes will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

          2.     Each of the Exchange Guarantees have been duly authorized by all necessary corporate action by each of the Delaware Guarantors and the New York Guarantors, and assuming due authorization, execution and delivery thereof by each Guarantor, other than the Delaware Guarantors and the New York Guarantors, when executed, delivered and authenticated in accordance with the provisions of the Indenture and when the Exchange Notes are executed, delivered and authenticated in accordance with the provisions of the Indenture and when exchanged by the holders thereof for the Outstanding Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, the Exchange Guarantees will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the qualification that enforceability of the obligations of each of the Guarantors thereunder may be limited by (i) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (b) concepts of good faith, reasonableness, fair dealing and materiality and, (c) the waiver of defenses by the Guarantors in such guarantees may be limited by the principles of public policy in New York.

        We express no opinion as to (i) the applicability to the obligations of any Guarantor under the applicable Exchange Guarantee of such Guarantor of (or the enforceability of such obligations under) Section 548 of Chapter 11 of Title 11 of the United States Code, as amended, Article 10 of the New York Debtor and Creditor Law, as amended, or any other provision of law relating to fraudulent conveyances, transfers or obligations or (ii) any provisions of the law of the jurisdiction of incorporation of any Guarantor restricting dividends, loans or other distributions by a corporation or other business entity or association for the benefit of its stockholders or similar persons.

        To the extent that the obligations of the Issuers under the Exchange Notes, the Exchange Guarantees and the Indenture, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by each of the parties thereto; (iv) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (vi) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Exchange Notes and the Exchange Guarantees, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes and the Exchange Guarantees and that the issuance and delivery of the Exchange Notes and the Exchange Guarantees, all of the terms of the Exchange Notes and the Exchange Guarantees and the performance by the Issuers of their obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuers and will not result in a default under or a breach of any agreement or instrument then binding upon the Issuers.

        The foregoing opinions are limited to matters involving the Federal laws of the United States of America, the General Corporation Law of Delaware, the Delaware Limited Liability Company Act and the laws of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

        This opinion is furnished to you in connection with the filing of the Registration Statement, and is not be used, circulated, quoted or otherwise relied on for any other purpose. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,
/s/ MILBANK, TWEED, HADLEY & MCCLOY LLP
JHC/ABP

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  Exhibit 5.1